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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                         SEC File No.: 000-18081
                                   FORM 12b-25

                                                       CUSIP Number: 84920D 10 2

                           NOTIFICATION OF LATE FILING
                                  (Check One):

[ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F  [X] Form 10-Q  [ ] Form N-SAR


For Period Ended: April 30, 2001
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Read Attached Instruction Sheet Before Preparing Form.  Please print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

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Full Name of Registrant: SPORTSEND, INC.
Former Name if Applicable: RAMEX SYNFUELS INTERNATIONAL, INC.

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Address of Principal Executive Office (Street and Number):
5590 Ulmerton Road

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City, State and Zip Code: Clearwater, Florida 33760

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)


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[X]    (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)     The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)     The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20F, 10Q or N-SAR or portion thereof could not be filed within the prescribed time period.

        The Registrant is not able to file its Quarterly Report on Form 10-Q in a timely manner due to the fact that the Registrant's independent certified public accountants, Kirkland, Russ, Murphy & Tapp, just completed their audit of the Registrant's quarterly financial statements. Management of the Registrant is in the process of preparing the Form 10Q.

Part IV - Other Information

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(1)     Name and telephone number of person to contact in regard to this notification:
               Richard B. Hadlow               (813) 224-9255

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or
        section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No


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                                SPORTSEND, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: June 13, 2001                 By: /s/ Phillip R. Wasserman
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                                    Phillip R. Wasserman, President


INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.

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                                    ATTENTION

        Intentional misstatements or omissions of fact constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001).

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